FIRST AMENDMENT TO
AGREEMENT OF ASSIGNMENT OF PARTNERSHIP INTERESTS

THIS FIRST AMENDMENT TO AGREEMENT OF ASSIGNMENT OF PARTNERSHIP INTERESTS (the “Amendment”) is made this ___ day of __________, 2008, by and between AMERICAN REALTY CAPITAL, LLC (“ARC”), WILLIAM M. KAHANE, an individual (“Kahane”), NICHOLAS S. SCHORSCH, an individual (“Schorsch”), LOU DAVIS, an individual (“Davis”) and PETER and MARIA WIRTH, husband and wife (the “Wirths”), hereinafter sometimes collectively called "Assignors”, and AMERICAN REALTY CAPITAL OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“ARCOPLP”) and ARCOP, LLC, a Delaware limited liability company (“ARCOPLLC”, collectively with ARCOPLP, “Assignee”).

WITNESSETH:

A. On or around February 12, 2008, the parties hereto executed that certain Agreement of Assignment of Partnership Interests (the “Agreement”) wherein the Assignors agreed to accept 334,000 of the partnership shares in ARCOPLP at Closing. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.

B. The parties hereto now wish to amend the Agreement on the terms and conditions set forth below

AGREEMENT:

NOW THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1.  The first paragraph of Section 2 is deleted and replaced with the following:

Assumption Price for the Partnership Interest. The Assumption Price for the Partnership Interest being sold hereunder is agreed to be the sum of Ten Million Forty-Seven Thousand Five Hundred Twenty and 00/100 Dollars ($10,047,520.00) which sum Assignee agrees to pay to Assignors by wire of immediately available funds to Assignors' account at Closing (i) subject to the prorations and adjustments, if any, provided under this Agreement, (ii) plus any other amounts required to be paid by Assignee to Assignors at Closing, (iii) less the outstanding principal balance of the Existing Loan (as defined hereinafter) and (iv) less any other amounts to be paid by Assignors to Assignee at Closing (the “Assumption Price”).. Notwithstanding the foregoing, in lieu of paying the Assumption Price in cash for the Partnership Interests, Assignee shall assign, sell and convey to Assignors shares in American Realty Capital Trust, Inc., a Maryland corporation, as shown on Schedule A hereto.

2. Except as otherwise provided herein, the Agreement shall remain unmodified and in full force and effect.

This Amendment may be executed in one or more counterparts, and each of such counterparts, taken together, shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first above written.

ASSIGNEE:

AMERICAN REALTY CAPITAL OPERATING
PARTNERSHIP, L.P., a Delaware limited
partnership

By:	American Realty Capital Trust, Inc., its
general partner

By:
Name:
Its:

ARCOP, LLC

By:
Name:
Its:

[Signatures continue on following page]

ASSIGNORS:

WILLIAM M. KAHANE

NICHOLAS S. SCHORSCH

LOU DAVIS

MARIA WIRTH

PETER WIRTH

AMERICAN REALTY CAPITAL, LLC

By:
Name:
Its:

Schedule A

Limited Partner	Equity %	Allocation of Net Selling Price		Allocation of shares (b)

American Realty Capital, LLC	1.00%	$30,825.20		3,425.02
Nicholas S. Schorsch	14.33%	441,725.12		49,080.57
Willam M. Kahane	14.33%	441,725.12		49,080.57
Lou Davis	32.40%	998,736.48		110,970.72
Peter and Maria Wirth	37.94%	1,169,508.09		129,945.34

	100.00%	$3,082,520.00	(a)	342,502.22

(a) - Based on original purchase price of $10,047,520 less mortgage debt of $6,965,000.
(b) - Shares issued at $9.00 per unit as consideration for contribution.